The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated April 23, 2008

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 637 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated May , 2008
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Capital-Protected Notes due February 28, 2014
Based on the Performance of a Basket Composed of the S&P BRIC 40 Index and the BRIC Currencies

Unlike ordinary debt securities, the notes do not pay interest.  Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of a basket composed 50% of the S&P BRIC 40 Index, which is an equity index that we refer to as the basket index, and 50% of four emerging market currencies, which we refer to as the basket currencies, relative to the U.S. dollar, in each case as determined at maturity.  The basket currencies are the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi, commonly referred to as the BRIC currencies and each have an equal weighting of 12.5% in the basket. These BRIC currencies are the currencies of the same four countries represented in the S&P BRIC 40 Index.  We refer to each of the the basket index and basket currencies as a basket component and collectively as the basket.  In no event will the payment at maturity be less than the principal amount of $10.
•	The principal amount and issue price of each note is $10.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $10 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the sum of the weighted performances of the basket currencies relative to the U.S. dollar and of the basket index.  The supplemental redemption amount will equal:

º	if the basket performance is greater than zero:
➢	$10 times (x) the basket performance times (y) 100%, which we refer to as the participation rate.
º	if the basket performance is less than, or equal to, zero, $0; or
•
The basket performance will equal the sum of (i) the basket index performance value, (ii) the Brazilian real performance value, (iii) the Russian ruble performance value, (iv) the Indian rupee performance value and (v) the Chinese renminbi performance value, each as determined on February 19, 2014, which we refer to as the valuation date.

º
The performance value for the basket index will equal (i) the final basket index value minus the initial basket index value divided by the initial basket index value (whether such percentage change is positive or negative) times 50%, which is the basket weighting for the basket index.

➢	The initial basket index value will equal the closing value of the basket index on the pricing date.
➢	The final basket index value will equal the closing value of the basket index on the valuation date.
º
The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar, as represented by the exchange rate for such basket currency relative to the U.S. dollar, and will equal (i) the initial exchange rate for such basket currency divided by the final exchange rate for such currency minus one times (ii) 12.5%, which is the basket weighting for each basket currency.  If any basket currency strengthens relative to the U.S. dollar, its performance value will be positive; if any basket currency weakens relative to the U.S. dollar, its performance value will be negative.

➢
The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $10 at maturity.
•	Investing in the notes is not equivalent to investing in the basket currencies or the basket index.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617480330.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per note	$10	$0.30	$9.70
Total	$	$	$
(1)
The notes will be issued at $10 per note and the agent’s commissions will be $0.30 per note; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of notes will be $9.95 per note and $0.25 per note, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of notes will be $9.925 per note and $0.225 per note, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of notes will be $9.90 per note and $0.20 per note, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of a basket composed 50% of the S&P BRIC 40 Index and 50% of four currencies, the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi,.  These notes combine features of a debt investment, a foreign currency option and an emerging markets equity investment by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the net weighted aggregate appreciation, if any, of the basket currencies relative to the U.S. dollar and the S&P BRIC 40 Index.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the net percentage increase, if any, of the value of the basket of currencies relative to the U.S. dollar and of the basket index.

Each note costs $10
We, Morgan Stanley, are offering you Capital-Protected Notes due February 28, 2014, Based on the Performance of a Basket Composed of the S&P BRIC 40 Index and the BRIC Currencies, which we refer to as the notes.  The principal amount and issue price of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket
We have designed the notes to provide investors with exposure to the BRIC currencies and to an index of equity securities selected from the equity markets of the same BRIC developing countries.  If the sum of the weighted performances of the basket currencies relative to the U.S. dollar and of the basket index is positive, you will receive a supplemental redemption amount based on the increase in the value of the basket in addition to the return of the principal amount of $10 per note that you hold at maturity.  If, on the other hand, the sum of the weighted performances of the basket currencies relative to the U.S. dollar and of the basket index is zero or negative, the supplemental redemption amount will equal zero and you will receive only the principal amount at maturity.

The following tables set forth the basket components, the initial exchange rate for each basket currency (expressed as the number of units of each basket currency per one U.S. dollar), the initial basket index value, the Reuters Page or Bloomberg Ticker Symbol, as applicable, for each exchange rate or the basket index, as applicable, and the weighting of each basket component in the basket:

Basket Index	Initial Basket Value	Bloomberg Ticker Symbol	Basket Weighting
S&P BRIC 40 Index		SBR	50%

Basket Currency	Initial Exchange Rate (expressed as units of currency per one U.S. dollar)	Reuters Page	Basket Weighting
Brazilian real		BRFR	12.5%
Russian ruble		EMTA	12.5%
Indian rupee		RBIB	12.5%
Chinese renminbi		SAEC	12.5%

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, for each note that you hold, you will receive the principal amount of $10 plus a supplemental redemption amount, if any, based on the sum of the weighted performances of the basket components, as described below.

100% Principal Protection
At maturity, we will pay you at least $10 plus the supplemental redemption amount, if any.
Payment at Maturity
The payment at maturity will be calculated as follows:
Payment at maturity = $10 + supplemental redemption amount
Beginning on PS-7, we have provided examples of hypothetical payouts on the notes.
The Supplemental Redemption Amount is Linked to the Performance of the Basket of BRIC Currencies and the S&P BRIC 40 Index
The supplemental redemption amount will equal:
• if the basket performance is greater than zero: ➢ $10 times (x) the basket performance times (y) 100%, which we refer to as the participation rate.
      where:

basket performance	=
the sum of (i) the basket index performance value, (ii) the Brazilian real performance value, (iii) the Russian ruble performance value, (iv) the Indian rupee performance value and (v) the Chinese renminbi performance value, in each case as determined on the valuation date; and

valuation date	=	February 19, 2014, subject to adjustment for each basket component individually in the event of a non-currency business day or a non-index business day, as applicable;
      and where:

• if the basket performance is less than, or equal to, zero, $0; or

A basket component’s performance value may be positive or negative. If the basket performance, which is the sum of all the basket currencies’ individual performance values and the basket index performance value, is less than, or equal to, zero, the supplemental redemption amount will be zero.  In that case, you will receive at maturity the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.  In addition, a basket component’s individual performance value may be offset by decreases in another basket component’s performance value, such that the basket performance as a whole is less than, or equal to, zero and the supplemental redemption amount is $0 even though some of the basket components have positive performance values.

Please review the table of the historical exchange rates of each of the basket components for each calendar quarter in the period from January 1, 2003 through April 21, 2008 and related graphs.  Please also review the graph of the historical performance of the basket as a whole for the period from January 1, 2003 through April 21, 2008 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of any offset between the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether the positive performances of any of the basket components will be offset by lesser positive performances or negative performances of other basket components, based on their historical performance.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  In this pricing supplement the exchange rates for each of the basket currencies are expressed as the number of units of such basket currency per U.S. dollar.  An increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar.

S&P BRIC 40 Index
Launched by Standard & Poor’s Corporation, a division of The McGraw-Hill Companies on June 20, 2006, the S&P BRIC 40 Index is intended to provide exposure to 40 leading companies from the emerging markets of Brazil, Russia, India and China. There is no minimum number of stocks from the respective four countries that have to be included. All stocks in the S&P BRIC 40 Index trade in developed market exchanges – the Hong Kong Stock Exchange, London Stock Exchange, Nasdaq Stock Market and New York Stock Exchange. The S&P BRIC 40 Index uses a particular selection procedure for its composition stocks, and a modified market capitalization weighting scheme. All constituent companies must first be constituents of the S&P/IFCI index series for one of the four countries. The S&P/IFCI indices are designed to measure the type of returns foreign portfolio investors might receive from investing in emerging market stocks that are legally and practically available to them. Constituents for the S&P/IFCI series are chosen based on size, liquidity, and their legal and practical availability to foreign institutional investors. The S&P/IFCI indices are calculated on a daily basis for each country.  For more information on the S&P BRIC 40 Index see “Description of Notes—The S&P BRIC 40 Index” in this pricing supplement.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

MS & Co.will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Inc., which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co.will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the initial basket index value for the basket index, the final basket index value for the basket index, the basket components’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will be required to include in income original issue discount based on the comparable yield (as discussed in this pricing supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes.  Any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You should consult your own tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $10 principal amount of notes that you hold, you will receive the principal amount of $10 plus a supplemental redemption amount equal to:

(i) if the basket performance is greater than zero:

$10 times (x) the basket performance times (y) 100%, which we refer to as the participation rate; or

(ii) if the basket performance is less than, or equal to, zero, $0.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below are two full examples of how to calculate the basket performance based on the hypothetical data in the table below.

Example #1: Basket performance is positive

Basket Component	Basket Weighting	Hypothetical Initial Exchange Rate / Initial Basket Index Value	Hypothetical Final Exchange Rate / Final Basket Index Value
S&P BRIC 40 Index	50%	3,000	3,150
Brazilian real	12.5%	1.600	1.524
Russian ruble	12.5%	23.000	21.905
Indian rupee	12.5%	40.000	38.095
Chinese renminbi	12.5%	7.000	6.667

Basket Performance  = Sum of Performance Values

[(Final Basket Index Value – Initial Basket Index Value) / Initial Basket Index Value]  x  50%
plus
[(Initial Brazilian real exchange rate / Final Brazilian real exchange rate) – 1]  x  12.5%
plus
[(Initial Russian ruble exchange rate / Final Russian ruble exchange rate) – 1]  x  12.5%
plus
[(Initial Indian rupee exchange rate / Final Indian rupee exchange rate) – 1]  x  12.5%
plus
[(Initial Chinese renminbi exchange rate / Final Chinese renminbi exchange rate) – 1]  x  12.5%

So, using the hypothetical initial and final values above,

        Basket index performance value = [(3,150 – 3,000) / 3,000] x 50%  =   2.5%
plus
        Brazilian real performance value = [(1.600 / 1.524) - 1] x 12.5%  =   0.625%
plus
              Russian ruble performance value = [(23.000 / 21.905) - 1] x 12.5%%  = 0.625%
plus
       Indian rupee performance value = [(40.000 / 38.095) - 1] x 12.5%%  = 0.625%
plus
Chinese renminbi performance value = [(7.000 / 6.667) - 1] x 12.5%  =   0.625%

equals

Basket performance   =   5%

Supplemental redemption amount = $10  x  basket performance x  participation rate

$10  x  5%  x  100%  = $0.50

Example #2: Basket performance is zero or negative

Basket Component	Basket Weighting	Hypothetical Initial Exchange Rate / Initial Basket Index Value	Hypothetical Final Exchange Rate / Final Basket Index Value
S&P BRIC 40 Index	50%	3,000	2,250
Brazilian real	12.5%	1.600	1.455
Russian ruble	12.5%	23.000	20.909
Indian rupee	12.5%	40.000	36.364
Chinese renminbi	12.5%	7.000	6.364

Basket Performance  = Sum of Performance Values

 [(Final Basket Index Value – Initial Basket Index Value) / Initial Basket Index Value]  x  50%
plus
[(Initial Brazilian real exchange rate / Final Brazilian real exchange rate) – 1]  x  12.5%
plus
[(Initial Russian ruble exchange rate / Final Russian ruble exchange rate) – 1]  x  12.5%
plus
[(Initial Indian rupee exchange rate / Final Indian rupee exchange rate) – 1]  x  12.5%
plus
[(Initial Chinese renminbi exchange rate / Final Chinese renminbi exchange rate) – 1]  x  12.5%

So, using the hypothetical initial and final values above,

        Basket index performance value = [(2,250 – 3,000) / 3,000] x 50%  = –12.5%
plus
        Brazilian real performance value = [(1.600 / 1.455) - 1] x 12.5%  = 1.25%
plus
       Russian ruble performance value = [(23.000 / 20.909) - 1] x 12.5%%  = 1.25%
plus
       Indian rupee performance value = [(40.000 / 36.364) - 1] x 12.5%%  = 1.25%
plus
Chinese renminbi performance value = [(7.000 / 6.364) - 1] x 12.5%  = 1.25%

equals

Basket performance   = –7.5%

In the above example, the four basket currencies—the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi (with a combined basket weighting of 50%)—each strengthen by 10% against the U.S. dollar over the term of the notes, but the S&P BRIC 40 Index (with a basket weighting of 50%)— declines in value by approximately 25% over the term of the notes.  Accordingly, although the basket currencies strengthened relative to the U.S. dollar, the decline in the value of the basket index more than offsets the strengthening of the basket currencies, the basket performance is less than zero and the investor receives only the $10 stated principal amount per note at maturity.

The basket performance may be equal to zero or less than zero even though one or more basket components has a positive performance value as the positive performance values of one or more basket components may be moderated, or wholly offset, by the lesser positive performance values or negative performance values of one or more of the other basket components.

Please review the table of the historical exchange rates (expressed as the number of units of each basket currency per one U.S. dollar) of each of the basket currencies and the historical values of the basket index for each calendar quarter in the period from January 1, 2003 through April 21, 2008 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2003 through April 21, 2008 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket components.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket composed of the BRIC currencies relative to the U.S. dollar and an index of equity securities selected from the markets of the same four BRIC countries.

The notes may not pay more than the principal amount at maturity	If the basket performance is zero or less, no supplemental redemption amount will be paid, and you will receive only the principal amount of $10 for each note you hold at maturity.
The notes are subject to currency exchange risk directly through the currency components and indirectly because the S&P BRIC 40 Index is calculated in U.S. dollars
Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, these basket currencies.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•  existing and expected rates of inflation,

•  existing and expected interest rate levels,

•  the balance of payments, and

•  the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the BRIC countries and the United States and other countries important to international trade and finance.

Two of the basket currencies, the Brazilian real and the Russian ruble have experienced significant devaluations within the past 10 years.  The Brazilian real in 1999 suffered a currency crisis and significant devaluation, and the Russian ruble devalued significantly in August 1998, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to one or more of the basket currencies during the term of the notes.  If one or more of the basket currencies experiences a devaluation, the value of the notes will be significantly adversely affected.

You are exposed to currency exchange rate risk, not only in the portion of the basket represented by the currencies, but also in the portion of the basket represented by the S&P BRIC 40 Index because the closing prices of the stocks composing the S&P BRIC 40 Index are either quoted in U.S. dollars or converted into U.S. dollars for purposes of calculating the value of the S&P BRIC 40 Index.  Exposure to currency changes in the S&P BRIC 40 Index will depend on the extent to which the BRIC currencies strengthen or weaken against the U.S. dollar and the relative weight of the component stocks in the S&P BRIC 40 Index denominated in each such currency.  If any of the BRIC currencies weakens relative to the U.S. dollar, the value of the S&P BRIC 40 Index, and consequently, of the notes, will be adversely affected.

Even if the prices of the equity securities included in the S&P BRIC 40 Index go up in their home currencies, the S&P BRIC 40 Index may go down or go up significantly less if the Brazilian real, the Russian ruble, the Indian rupee and/or the Chinese renminbi weaken relative to the U.S. dollar during the same period.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. As noted above, we expect that the exchange rate for the basket currencies and the value of the basket index on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include:

• the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar and of the basket index,
• interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates or that affect the securities underlying the basket index or equity markets generally,

• the dividend rate on the securities underlying the basket index;
• the time remaining to the maturity of the notes, and
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar, if the basket index has decreased in value or if interest rates rise.

You cannot predict the future performance of the basket components based on their historical performance.  We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the $10 principal amount of the notes.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks composing the S&P BRIC 40 Index have been issued by companies in Brazil, Russia, India and China.  Investments in securities linked to the value of emerging markets equity securities, such as those composing the S&P BRIC 40 Index, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The most heavily weighted stocks included in the S&P BRIC 40 Index are concentrated in the energy and financial sectors
As of December 31, 2007, 41.36% of the stocks by weight included in the S&P BRIC 40 Index were of companies in the energy sector and 29.63% of the stocks by weight were of companies involved in the financial sector.

Companies involved in the production of energy are particularly sensitive to the price of oil and gas on the world market, and a decline in the price of oil and gas will have a significant negative impact on the performance of the equity securities of energy companies.  In addition, any acts of terrorism or armed conflict causing disruptions of oil and gas exports from major energy producing countries could negatively affect the operations of the energy companies included in the S&P BRIC 40 Index.

Financial services companies are subject to specific and substantial risks, including, without limitation, extensive government regulation which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates change.

Any of these factors could negatively affect the value of the S&P BRIC 40 Index and, therefore, the value of the notes.

Specific currency exchange rates are volatile and are affected by numerous factors specific to each foreign country
Brazil

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Russia

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

Additionally, because Russia produces and exports large volumes of oil and gas, the Russian economy, and consequently the Russian ruble, are particularly sensitive to the price of oil and gas on the world market, and a decline in the price of oil and gas could have a significant negative impact on the Russian economy and the ruble.  In addition, any acts of terrorism or armed conflict causing disruptions of Russian oil and gas exports could negatively affect the Russian economy and, thus, adversely affect the strength of the Russian ruble relative to the U.S. dollar.

India

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions.  During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant.  From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India has led to strengthening of the Indian rupee since 2003.  The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability.  It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

The People’s Republic of China

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.  Since 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allows the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate that is published daily by the People’s Bank. In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar. In addition, the People’s Bank recently announced that the reference basket of currencies used to set the value of the renminbi will be based on a daily poll of onshore market dealers and other undisclosed factors. Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies. To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

Even though currencies trade around-the-clock, the notes will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Because there is direct exposure through the basket currencies and indirect exposure through the S&P BRIC 40 Index to emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket components may offset each other
Exchange rate movements in the basket currencies may not correlate with each other and may not correlate with the performance of the basket index.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  In addition, the basket currencies may strengthen or weaken relative to the U.S. dollar while the basket index conversely depreciates or appreciates.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies or the lesser appreciation or depreciation of the value of the basket index.  Similarly, any appreciation in the value of the basket index may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the basket currencies.

Please review the table of the historical exchange rates of each of the basket currencies and the historical values of the basket index for each calendar quarter in the period from January 1, 2003 through April 21, 2008 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2003 through April 21, 2008 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar, of the basket index or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar or by a decline in the value of the basket index, based on their historical performance.  In addition, there can be no assurance that the that the sum of the weighted performance values of the basket components will be positive.  If the basket performance is zero or less, you will receive at maturity only the $10 principal amount with respect to each note you hold.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’

interests	performance values, the initial basket index value, the final basket index value, the performance value of the basket index, the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate or the calculation of the value of the basket index in the event the basket index is no longer published, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Exchange Rate” and “—Price Materiality Event.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies
MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket components), including trading in forward and options contracts on the basket currencies as well as in other instruments related to the basket currencies, in the stocks underlying the basket index and in options contracts on the basket index.  MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies, in the stocks underlying the basket index and other financial instruments related to the basket index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially decrease the initial exchange rates for the basket currencies and/or the initial value of the basket index and, as a result, could decrease the exchange rates at which the basket currencies must close on the valuation date and/or increase the value at which the basket index must close on the valuation date before you receive a payment at maturity that exceeds the $10 principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the basket currencies and the value of the basket index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $10 principal amount of any of our Capital-Protected Notes due February 28, 2014, Based on the Performance of a Basket Composed of Four Emerging Markets Currencies and the S&P BRIC 40 Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date )	May , 2008

Maturity Date
February 28, 2014, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.  If the Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Index Valuation Date as postponed.

Pricing Date
May    , 2008.  If such date is not a Currency Business Day with respect to any Basket Currency, the Pricing Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Valuation Date	February 19, 2014, subject to adjustment as described in the following two paragraphs.

If February 19, 2014 is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

If February 19, 2014 is not an Index Business Day with respect to the Basket Index or if a Market Disruption Event with respect to the Basket Index occurs on such date, the Final Basket Index Value will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred with respect to the Basket Index; provided that the Final Basket Index Value will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event with respect to the Basket Index on such date, the Calculation Agent will determine the Final Basket Index Value on such date in accordance with the formula for calculating the Basket Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Basket Index.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617480330

Minimum Denomination	$10 and integral multiples thereof

Issue Price	$10 (100%)

Basket
The following tables set forth the Basket Currencies and the Basket Index (each a “Basket Component” and together the “Basket”), the Reuters Page or Bloomberg Ticker Symbol, as applicable, for each Basket Component and the Basket Weighting of each Basket Component in the Basket:

Basket Index	Bloomberg Ticker Symbol	Basket Weighting
S&P BRIC 40 Index	SBR	50%

Basket Currency	Reuters Page	Basket Weighting
Brazilian real	BRFR	12.5%
Russian ruble	EMTA	12.5%
Indian rupee	RBIB	12.5%
Chinese renminbi	SAEC	12.5%

Maturity Redemption Amount
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount	The Supplemental Redemption Amount will equal:
• if the Basket Performance is greater than zero:
➢ $10 times (x) the Basket Performance times (y) the Participation Rate; or
• if the basket performance is less than, or equal to, zero, $0.
The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.
Basket Performance
The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Currencies and the Basket Index.  The Basket Performance is described by the following formula:

Basket Index Performance Value
+
Brazilian Real Performance Value
+
Russian Ruble Performance Value

+
Indian Rupee Performance Value
+
Chinese Renminbi Performance Value

Participation Rate	100%

Exchange Rate
Exchange Rate means, on any Currency Business Day with respect to each of the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day, (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided further that, with respect to the Brazilian real, if a Price Materiality Event occurs, the Exchange Rate for Brazilian real shall be the rate as determined in “ –Price Materiality Event” below.

Quotes of MS & Co. or any of its affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

Unscheduled Holiday
Unscheduled Holiday means, with respect to any of the Brazilian real, the Russian ruble, the Indian rupee and the Chinese renminbi, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Price Materiality Event
Price Materiality Event means, with respect to the Brazilian real, that (i)  the Exchange Rate as displayed on the applicable Reuters Page for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five Reference Dealers, selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the Reference Dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Valuation Date will be the rate as determined pursuant to clause (ii) of this definition.  If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in “–Exchange Rate” above.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brazilia, Brazil and (y) New York City with respect to the Brazilian real;

(b) in Moscow, Russia and New York City with respect to the Russian ruble;

(c) in Mumbai, India with respect to the Indian rupee; and

(d) in Beijing, China with respect to the Chinese renminbi.

Index Business Day
Index Business Day means a day, for the Basket Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Basket Index, and on each exchange on which futures or options contracts related to the Basket Index (or Successor Index) are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
Relevant Exchange means, with respect to the Basket Index or any Successor Index (as defined below), the primary exchange or market of trading for (i) any security then included in the Basket Index, or any Successor Index, and (ii) any futures or options contracts related to the Basket Index, or any Successor Index, or to any security then included in the Basket Index, or any Successor Index.

Basket Index Performance Value
The Basket Index Performance Value will equal the product of (x) the Final Basket Index Value minus the Initial Basket Index Value divided by the Initial Basket Index Value (whether positive or negative) times (y) the Basket Weighting for the Basket Index.  Such product may be expressed by the following formula:

(Final Basket Index Value – Initial Basket Index Value)	X	Basket Weighting
Initial Basket Index Value

Initial Basket Index Value	The official closing value of the Basket Index, as published by the Index Publisher, on the Pricing Date.

Final Basket Index Value
The official closing value of the Basket Index, as published by the Index Publisher, on the Valuation Date, subject to the occurrence of a Market Disruption Event as described under “—Valuation Date.”  In certain circumstances, such closing value will be based on the alternate calculation of the Basket Index described under “—Discontinuance of the Basket Index; Alteration of Method of Calculation.”

Index Publisher	The Standard & Poor’s® Corporation, or any successor publisher of the Basket Index.
Brazilian Real Performance Value
The Brazilian Real Performance Value is (i) a fraction, the numerator of which will be the Initial Brazilian Real Exchange Rate and the denominator of which will be the Final Brazilian Real Exchange Rate, minus one, times (ii) the Basket Weighting.  The Brazilian Real Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Brazilian Real Exchange Rate	, the Exchange Rate for the Brazilian real on the Pricing Date.

Final Brazilian Real Exchange Rate	The Exchange Rate for the Brazilian real on the Valuation Date as determined by the Calculation Agent.

Russian Ruble Performance Value
The Russian Ruble Performance Value is (i) a fraction, the numerator of which will be the Initial Russian Ruble Exchange Rate and the denominator of which will be the Final Russian Ruble Exchange Rate, minus one, times (ii) the Basket Weighting.  The Russian Ruble Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Russian Ruble Exchange Rate	, the Exchange Rate for the Russian ruble on the Pricing Date.

Final Russian Ruble Exchange Rate	The Exchange Rate for the Russian ruble on the Valuation Date as determined by the Calculation Agent.

Indian Rupee Performance Value
The Indian Rupee Performance Value is (i) a fraction, the numerator of which will be the Initial Indian Rupee Exchange Rate and the denominator of which will be the Final Indian Rupee Exchange Rate, minus one, times (ii) the Basket Weighting.  The Indian Rupee  Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Indian Rupee Exchange Rate	, the Exchange Rate for the Indian rupee on the Pricing Date.

Final Indian Rupee Exchange Rate	The Exchange Rate for the Indian rupee on the Valuation Date as determined by the Calculation Agent.

Chinese Renminbi Performance Value
The Chinese Renminbi Performance Value is (i) a fraction, the numerator of which will be the Initial Chinese Renminbi Exchange Rate the denominator of which will be the Final Chinese Renminbi Exchange Rate, minus one, times (ii) the Basket Weighting.  The Chinese Renminbi  Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Chinese Renminbi Exchange Rate	, the Exchange Rate for the Chinese renminbi on the Pricing Date.

Final Chinese Renminbi Exchange Rate	The Exchange Rate for the Chinese renminbi on the Valuation Date as determined by the Calculation Agent.

Market Disruption Event	Market Disruption Event means, with respect to the Basket Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Basket Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes, in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Basket Index shall be based on a comparison of (x) the portion of the value of the Basket Index attributable to that security relative to (y) the overall value of the Basket Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures, options contracts or exchange traded funds on the Basket Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures, options contracts or exchange traded funds related to the Basket Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures, options contracts or exchange traded funds related to the Basket Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Basket Index;
Alteration of Method of Calculation
If Standard & Poor’s® Corporation (“S&P”) discontinues publication of the Basket Index and S&P or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index”), then the Final Basket Index Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Valuation Date.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues publication of the Basket Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Final Basket Index Value for such date.  The Final Basket Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the Basket Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Basket Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Basket Index may adversely affect the value of the Notes.

If at any time the method of calculating the Basket Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Basket Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Basket Index or such Successor Index had such changes or modifications not been made, then, the Calculation Agent will, at the close of business in New York City on the Valuation Date or date of acceleration, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Basket Index Value with reference to the Basket Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Basket Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Basket Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)
Reuters Page
The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket Currency” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Exchange Rate of each Basket Currency and the Final Basket Index Value on the Valuation Date were the Exchange Rate or Final Basket Index Value of such Basket Component, as applicable, on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	Morgan Stanley & Co. Inc. (“MS & Co.”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate for each Basket Currency on the Valuation Date, the Basket Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Exchange Rate for a Basket Currency, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The first table below sets for the published high, low and end of quarter official closing values of the Basket Index for each calendar quarter from February 2, 2004, the date from which closing values of the Basket Index have been calculated, to April 21, 2008.  The tables following set forth the published high, low and end of quarter Exchange Rates for each of the Basket Currencies for the period from January 1, 2003 to April 21, 2008. The graphs following each table set forth the historical closing values of the Basket Index or the historical Exchange Rate performance of each respective Basket Currency for the same respective periods.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the Exchange Rates as determined on the applicable Reuters page pursuant to “Exchange Rate” above.  We will not use Bloomberg Financial Markets to determine the applicable Exchange Rates.  The historical Exchange Rates and historical exchange rate performance of the Basket Currencies and the historical closing values and performance of the Basket Index should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

The S&P BRIC 40 Index Historical High, Low and Period End Official Closing Values February 2, 2004 through April 21, 2008
Basket Index	High	Low	Period End
2004
First Quarter (beginning February 2, 2004)	952.70	873.51	929.27
Second Quarter	957.62	732.42	801.02
Third Quarter	902.35	773.46	902.35
Fourth Quarter	973.47	884.18	973.47
2005
First Quarter	1,074.02	910.38	1,002.04
Second Quarter	1,066.05	950.95	1,066.05
Third Quarter	1,337.18	1,069.33	1,337.18
Fourth Quarter	1,375.66	1,190.66	1,354.94
2006
First Quarter	1,642.08	1,383.42	1,614.88
Second Quarter	1,868.37	1,362.53	1,630.68
Third Quarter	1,761.33	1,566.66	1,715.05
Fourth Quarter	2,182.57	1,697.52	2,181.25
2007
First Quarter	2,235.35	1,893.22	2,114.87
Second Quarter	2,423.38	2,110.79	2,394.46
Third Quarter	3,006.69	2,194.12	3,006.69
Fourth Quarter	3,520.51	3,006.43	3,226.50
2008
First Quarter	3,228.86	2,559.95	2,757.88
Second Quarter (through April 21, 2008)	3,073.55	2,805.53	3,073.55

S&P BRIC 40 Index

Brazilian Real Historical High, Low and Period End Exchange Rates January 1, 2003 through April 21, 2008 (expressed as units of Brazilian Real per U.S. dollar)
Brazilian Real	High	Low	Period End
2003
First Quarter	3.67	3.26	3.35
Second Quarter	3.31	2.84	2.84
Third Quarter	3.07	2.82	2.90
Fourth Quarter	2.95	2.83	2.89
2004
First Quarter	2.96	2.78	2.90
Second Quarter	3.21	2.88	3.09
Third Quarter	3.08	2.85	2.86
Fourth Quarter	2.88	2.65	2.66
2005
First Quarter	2.76	2.57	2.68
Second Quarter	2.66	2.33	2.33
Third Quarter	2.49	2.21	2.23
Fourth Quarter	2.38	2.16	2.34
2006
First Quarter	2.34	2.10	2.16
Second Quarter	2.35	2.06	2.17
Third Quarter	2.22	2.12	2.17
Fourth Quarter	2.20	2.13	2.14
2007
First Quarter	2.15	2.04	2.06
Second Quarter	2.05	1.90	1.93
Third Quarter	2.06	1.83	1.83
Fourth Quarter	1.85	1.74	1.78
2008
First Quarter	1.83	1.66	1.76
Second Quarter (through April 21, 2008)	1.74	1.65	1.66

Brazilian Real

Russian Ruble Historical High, Low and Period End Exchange Rates January 1, 2003 through April 21, 2008 (expressed as units of Russian Ruble per U.S. dollar)
Russian Ruble	High	Low	Period End
2003
First Quarter	31.96	31.37	31.39
Second Quarter	31.29	30.32	30.37
Third Quarter	30.73	30.24	30.59
Fourth Quarter	30.52	29.24	29.24
2004
First Quarter	29.24	28.44	28.52
Second Quarter	29.08	28.51	29.07
Third Quarter	29.28	28.99	29.22
Fourth Quarter	29.22	27.72	27.72
2005
First Quarter	28.20	27.45	27.86
Second Quarter	28.68	27.71	28.63
Third Quarter	28.83	28.16	28.50
Fourth Quarter	28.98	28.43	28.74
2006
First Quarter	28.74	27.67	27.70
Second Quarter	27.72	26.73	26.85
Third Quarter	27.05	26.67	26.80
Fourth Quarter	26.98	26.17	26.33
2007
First Quarter	26.60	25.97	25.99
Second Quarter	26.04	25.68	25.74
Third Quarter	25.89	24.86	24.86
Fourth Quarter	25.05	24.29	24.63
2008
First Quarter	24.79	23.45	23.49
Second Quarter (through April 21, 2008)	23.64	23.36	23.39

Russian Ruble

Indian Rupee Historical High, Low and Period End Exchange Rates January 1, 2003 through April 21, 2008 (expressed as units of Indian Rupee per U.S. dollar)
Indian Rupee	High	Low	Period End
2003
First Quarter	48.01	47.47	47.47
Second Quarter	47.47	46.40	46.49
Third Quarter	46.44	45.70	45.76
Fourth Quarter	45.93	45.22	45.63
2004
First Quarter	45.64	43.60	43.60
Second Quarter	46.25	43.54	46.06
Third Quarter	46.47	45.67	45.95
Fourth Quarter	45.90	43.46	43.46
2005
First Quarter	43.93	43.42	43.75
Second Quarter	43.83	43.29	43.49
Third Quarter	44.15	43.18	44.02
Fourth Quarter	46.31	44.13	45.05
2006
First Quarter	45.09	44.12	44.62
Second Quarter	46.39	44.60	46.04
Third Quarter	47.00	45.77	45.93
Fourth Quarter	45.97	44.26	44.26
2007
First Quarter	44.68	43.05	43.47
Second Quarter	43.29	40.49	40.70
Third Quarter	41.35	39.69	39.77
Fourth Quarter	39.90	39.25	39.42
2008
First Quarter	40.74	39.27	40.11
Second Quarter (through April 21, 2008)	40.04	39.79	39.88

Indian Rupee

Chinese Renminbi Historical High, Low and Period End Exchange Rates January 1, 2003 through April 21, 2008 (expressed as units of Chinese Renminbi per U.S. dollar)
Chinese Renminbi	High	Low	Period End
2003
First Quarter	8.28	8.28	8.28
Second Quarter	8.28	8.28	8.28
Third Quarter	8.28	8.28	8.28
Fourth Quarter	8.28	8.28	8.28
2004
First Quarter	8.28	8.28	8.28
Second Quarter	8.28	8.28	8.28
Third Quarter	8.28	8.28	8.28
Fourth Quarter	8.28	8.28	8.28
2005
First Quarter	8.28	8.28	8.28
Second Quarter	8.28	8.28	8.28
Third Quarter	8.28	8.09	8.09
Fourth Quarter	8.09	8.07	8.07
2006
First Quarter	8.07	8.02	8.02
Second Quarter	8.03	7.99	7.99
Third Quarter	8.00	7.90	7.90
Fourth Quarter	7.91	7.81	7.81
2007
First Quarter	7.82	7.73	7.73
Second Quarter	7.74	7.61	7.61
Third Quarter	7.61	7.50	7.51
Fourth Quarter	7.52	7.30	7.30
2008
First Quarter	7.31	7.01	7.01
Second Quarter (through April 21, 2008)	7.02	6.98	7.00

Chinese Renminbi

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above at April 21, 2008) for the period from February 2, 2004 through April 21, 2008 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period.  The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes.  The historical performance of the Basket and the Basket Currencies should not be taken as an indication of their future performance.

Historical Performance of the Basket February 2, 2004 through April 21, 2008

The S&P BRIC 40 Index
We have derived all information contained in this term sheet regarding the S&P BRIC 40 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). The S&P BRIC 40 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

Launched by S&P on June 20, 2006, the S&P BRIC 40 Index is intended to provide exposure to 40 leading companies from the emerging markets of Brazil, Russia, India and China. There is no minimum number of stocks from the respective four countries that have to be included. All stocks in the S&P BRIC 40 Index trade in developed market exchanges – the Hong Kong Stock Exchange, London Stock Exchange, Nasdaq Stock Market and New York Stock Exchange. The S&P BRIC 40 Index uses a particular selection procedure for its composition stocks, and a modified market capitalization weighting scheme, both discussed in further detail below.

All constituent companies must first be constituents of the S&P/IFCI index series for one of the four countries. The S&P/IFCI indices are designed to measure the type of returns foreign portfolio investors might receive from investing in emerging market stocks that are legally and practically available to them. Constituents for the S&P/IFCI series are chosen based on size, liquidity, and their legal and practical availability to foreign institutional investors. The S&P/IFCI indices are calculated on a daily basis for each country.

The process of selecting the 40 companies is as follows. All constituents of the S&P/IFCI country indices for Brazil, Russia, India and China comprise the initial selection universe. All companies that do not have a developed market listing are removed from the list. Companies with a float-adjusted market capitalization of less than $1 billion and/or an average six-month daily trading volume of less than $5 million are removed. In addition, if a company has multiple share classes, the share class with the lower liquidity is removed. The remaining stocks are sorted in decreasing order of their float-adjusted market capitalization, and the top forty become index members. In the rare event that fewer than 40 stocks qualify for inclusion, S&P may modify the criteria to include multiple share classes or reduce the market capitalization limit.

The S&P BRIC 40 Index is rebalanced once a year on the third Friday of December. The reference date for additions and deletions is the third Friday of November. No companies are added between rebalancings, but a company can be deleted during that time due to corporate events such as mergers, acquisitions, takeovers or de-listings. In addition, a mid-year review is carried out to ensure the index’s representation is current and up to date. A semi-annual rebalancing will occur only if three of the biggest 30 stocks from the eligible universe are not in the index at the mid-year review. In case of any changes, an announcement will be made followed by the immediate revision of the methodology.

The S&P BRIC 40 Index Committee maintains the S&P BRIC 40 Index, meeting as often as needed. The committee members are full-time professionals of the Standard & Poor’s staff. At each meeting, the S&P BRIC 40 Index Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, and any significant market events. In addition, the S&P BRIC 40 Committee can revise index policy covering rules for selecting companies, share counts, the liquidity and market cap thresholds or other matters.

The S&P BRIC 40 Index is calculated in U.S. dollars. Local market prices are converted using the Reuters/WM London closing. The pricing of individual index constituents is taken from their listing in the developed market exchange in which it trades. If a stock trades on more than one developed market exchange, the listing from the market with the most liquidity is taken.

As of December 31, 2007, 41.59% of the S&P BRIC 40 Index weight was made up of Chinese stocks, 23.24% by Brazilian stocks, 28.21% by Russian stocks and 6.96% by Indian stocks. As of the same date, the largest sectors of the S&P BRIC 40 Index were energy (composing 41.36% of Index weight), financials (composing 29.63 of

Index weight), telecom (composing 13.07% of Index weight), and materials (composing 10.20% of Index weight).

Once the constituent companies are identified, S&P utilizes a modified market capitalization weighing procedure to determine the composition of the S&P BRIC 40 Index. In short, at rebalancing, the starting weight of each stock is proportional to its available market capitalization, which accounts for available float and investment restrictions for foreign investors. Modifications are made, if required, to ensure that no stock has a weight of more than 10% in the index. In addition, changes are made to ensure that the minimum initial portfolio size for 1-day trade (based on recent trading volume) will be at least $600 million.

According to the methodology, these parameters (portfolio size and maximum weight) can be changed during the annual rebalancing period depending upon market circumstances.
The index is calculated by means of the divisor methodology used in all Standard & Poor’s equity indices. The index value is simply the index market value divided by the index divisor:

Index Shares are set at the time of rebalancing in the following manner such that for the ith constituent:

where Wi is the weight for the ith constituent at the rebalancing as derived from the previous section, and Price rebalancing day close, i is its price at the close of the rebalancing date.

In order to maintain basket series continuity, it is also necessary to adjust the divisor at the rebalancing.

Therefore,

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor Adjustment is required.

Type of Corporate Action	Adjustment Made to Index	Divisor Adjustment

Spin-off
No weight change. The price is adjusted to Price of Parent Company minus (Price of Spin-off company/Share Exchange Ratio). Index Shares change so that the company’s weight remains the same as its weight before the spin-off.
No

Rights Offering
The price is adjusted thus: ([Ratio Received x Rights Price] + [Ratio Held x Close Price])/([Ratio Received + Ratio Held] x Close Price). Index Shares are changed correspondingly so that there is no change in weight.
No

Stock Split	Index Shares are multiplied by and price is divided by the split factor.	No

Share Issuance or	None	No

Reduction Special Dividends	Price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before ex-date.	Yes

Delisting	The stock is removed. No replacements are made.	Yes

Merger or Acquisition
If the surviving company is already an index member, it is retained in the index. If the surviving company does not belong to BRIC countries or does not maintain the exchange listing included in the index, it is removed. An announcement will be made in other cases.
Yes, if there is a removal

The following table lists the component stocks of the S&P BRIC 40 Index and their respective weightings as of April 21, 2008:

Company	Weight
OAO GAZPROM-SPON ADR REG S	9.56%
China Mobile Ltd.	9.26%
Petroleo Brasileiro S.A. - Petrobras	7.40%
Vale R Doce - ON (Companhia Vale do Rio Doce SA-CVRD) (ADR)	6.58%
LUKOIL-SPON ADR	4.68%
Industrial and Commercial Bank of China Ltd. - H Shares	4.13%
Bradesco-PN (ADR)	3.67%
China Life Insurance Co. Ltd. - H	3.35%
China Construction Bank Corporation - H Shares	3.35%
Itaubanco-PN (Bco Itau Hldg Financeira) (ADR)	3.21%
PetroChina Co. Ltd. - H Shares	3.18%
JSC MMC NORILSK NICKEL-ADR	3.07%
CNOOC Ltd.	2.80%
OAO ROSNEFT OIL CO-GDR	2.63%
Reliance Industries Ltd.	2.22%
Infosys Technologies Ltd.	2.04%
SURGUTNEFTEGAZ-SP ADR	2.01%
Companhia Siderurgica Nacional-ON (ADR)	1.97%
Unibanco -UNIT (Uniao de Bancos Brasileiros SA) (ADR)	1.83%
China Petroleum & Chemical Corporation - H Shares	1.63%
Bank of China Ltd-H	1.57%
JSC "Mobile TeleSystems" (ADR)	1.44%
China Shenhua Energy Co - H	1.42%
Gerdau S.A. -PN (ADR)	1.41%
AmBev -PN (ADR)	1.39%
ICICI Bank Limited	1.35%
Ping An Insurance-H	1.29%
NOVATEK OAO	1.09%
Unified Energy Sys-Reg S GDR	1.02%
China Communications Construction-H	1.00%
CHINA MERCHANTS BANK - H	0.97%
TATNEFT	0.96%
BOC Hong Kong (Holdings) Ltd.	0.92%
China Telecom Corp-H	0.91%
China Coal Energy	0.88%
JSC "Vimpel Communications" (ADR)	0.88%
BANK OF COMMUNICATIONS CO-H	0.86%
CHINA OVERSEAS LAND AND INVESTMENT	0.86%
HDFC Bank Ltd.	0.64%
VTB Bank OJSC	0.56%

License Agreement between
S&P and Morgan Stanley.
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P BRIC 40 Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P BRIC 40 Index to track stock market performance in the BRIC countries.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P BRIC 40 Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P BRIC 40 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN IN  CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” and “S&P®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.
Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in forwards and options contracts on the Basket Currencies, in the stocks underlying the Basket Index or options contracts on the Basket Index or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially decrease the exchange rate of the Basket Currencies and/or the Initial Basket Index Value, and, therefore, the exchange rate or closing value at which each of the Basket Currencies and the Basket Index must close on the Valuation Date before you would receive at maturity a payment that exceeds the principal amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies, the stocks underlying the Basket Index or options contracts on the Basket Index or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies, stocks or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Currencies and/or the Basket Index and, therefore, adversely affect the value of the Basket Currencies and/or the Basket Index on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.95 per Note and the agent’s commissions will be $0.25 per Note for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $9.925 per Note and the agent’s commissions will be $0.225 per Note for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $9.90 per Note and the agent’s commissions will be $0.20 per Note for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Notes.  The Agent may allow a concession not in excess of 3% per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on May     , 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the

Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
The People’s Republic of China
The Notes have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.
ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

U.S. Holders

Please read the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant-yield basis in each year that they hold the Notes, and pay taxes annually on the amount of accrued OID, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes, as discussed in the accompanying prospectus supplement under the section called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Optionally Exchangeable Notes ― Adjustments to Interest Accruals on the Notes.”  Any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will be treated as ordinary income.

If the Notes were priced on April 18, 2008, the “comparable yield” would be a rate of 5.3927% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for the Notes (assuming an issue price of $1,000) consists of a projected amount equal to $1,357.7177 due at maturity. The actual comparable yield and the projected payment schedule of the Notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

The following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Notes) that will be deemed to have accrued with respect to the Notes for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$4.4939	$4.4939
July 1, 2008 through December 31, 2008	$27.0847	$31.5786
January 1, 2009 through June 30, 2009	$27.8150	$59.3936
July 1, 2009 through December 31, 2009	$28.5650	$87.9586
January 1, 2010 through June 30, 2010	$29.3352	$117.2938
July 1, 2010 through December 31, 2010	$30.1262	$147.4200
January 1, 2011 through June 30, 2011	$30.9385	$178.3585
July 1, 2011 through December 31, 2011	$31.7727	$210.1312
January 1, 2012 through June 30, 2012	$32.6294	$242.7606
July 1, 2012 through December 31, 2012	$33.5092	$276.2698
January 1, 2013 through June 30, 2013	$34.4127	$310.6825
July 1, 2013 through December 31, 2013	$35.3406	$346.0231
January 1, 2014 through the Maturity Date	$11.6946	$357.7177

However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different from the comparable yield and the projected payment schedule set forth above.  The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be updated in the final pricing supplement.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on the Notes.

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Subject to the discussion in the accompanying prospectus supplement concerning backup withholding, payments on the Notes by us or a paying agent to a Non-U.S. Holder (as defined in the accompanying prospectus supplement) and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of the Notes will not be subject to U.S. federal income or withholding tax, provided that the requirements described in the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders — Notes — In General” in the accompanying prospectus supplement are met.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Non-U.S. investors should consult their own tax advisers regarding the potential tax consequences of investing in the Notes.

You should consult your own tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.